UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 11, 2018 (December 5, 2018)

INTERPACE DIAGNOSTICS GROUP, INC.

(Exact name of Registrant as specified in its charter)

DELAWARE	0-24249	22-2919486
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Morris Corporate Center 1, Building C

300 Interpace Parkway,

Parsippany, NJ 07054

(Address, including zip code, of Principal Executive Offices)

(855) 776-6419

Registrant’s telephone number, including area code:

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

[  ] Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On December 5, 2018, the Company and Jack E. Stover, President, Chief Executive Officer and Director of the Company, entered into an amended and restated employment agreement (the “Employment Agreement”), which was effective as of December 5, 2018. Under the Employment Agreement, Mr. Stover is to receive an annual base salary of $450,000, which is subject to annual upward adjustment by the Board, and is eligible to receive an annual performance bonus with a target of 60% of his base salary, based on the attainment of certain annual corporate and/or individual performance goals as determined by the Board of Directors of the Company. As of December 5, 2018, Mr. Stover will also receive an option to purchase 240,000 shares of the Company’s common stock and 60,000 restricted stock units of the Company, each with a three-year vesting period. Mr. Stover shall be eligible to receive a grant of options to purchase common stock and restricted stock units each year on the anniversary of the date of this Employment Agreement. The number of shares underlying this annual grant will be determined by the Compensation Committee of the Board of Directors. Mr. Stover is also eligible to participate in all employee benefit plans and programs maintained by the Company on the same basis as other senior management. These include vacation, retirement, health insurance and life insurance.

Under the Employment Agreement, in the event of a termination by the Company without “Cause” or a resignation by Mr. Stover for “Good Reason” (as such terms are defined in the Employment Agreement), not within 24 months following a Transaction (as such term is defined in the Employment Agreement, which includes, among other things, any merger of the Company into another corporation, any acquisition of the Company and the acquisition of beneficial ownership of the Company's voting securities having voting power equal to 51% or more of the combined voting power of the Company's outstanding voting securities), Mr. Stover would be entitled to receive: any earned but unpaid bonus for any fiscal year ending prior to Mr. Stover’s termination date, one times Mr. Stover’s then current base salary, to be paid in nine equal installments, provided that Mr. Stover timely elected COBRA continuation coverage, payment by the Company of his applicable COBRA premium for 12 months following such termination and all outstanding non-qualified stock option and restricted stock unit awards that were scheduled to vest during the 24 months following the termination date shall become fully vested and exercisable and Mr. Stover shall also receive a lump sum payment equal to the greater of 60% of his base salary or the largest discretionary bonus paid to Mr. Stover in the three years preceding the termination date. Such payments and benefits would be subject to an effective release of claims and would cease upon breach by Mr. Stover of any applicable restrictive covenants.

Under the Employment Agreement, if, within 24 months following a Transaction, Mr. Stover’s employment is terminated by Mr. Stover for Good Reason or by the Company without Cause, Mr. Stover would be entitled to receive: any earned but unpaid bonus for any fiscal year ending prior to Mr. Stover’s termination date, one and one half times Mr. Stover’s then current base salary, to be paid in nine equal installments, one and one-half times Mr. Stover’s annual target bonus, to be paid in nine equal installments, provided that Mr. Stover timely elected COBRA continuation coverage, payment by the Company of his applicable COBRA premium for 18 months following such termination, and all outstanding non-qualified stock option and restricted stock unit awards that were scheduled to vest during the 36 months following the termination date shall become fully vested and exercisable.

Under the Employment Agreement, if Mr. Stover is terminated for Cause (as such term is defined in the Employment Agreement), he will be entitled to receive any earned but unpaid base salary and bonus for any fiscal year ending prior to the termination date.

The foregoing summary of the Employment Agreement is not complete and is subject to and qualified in its entirety by reference to the Employment Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description
10.1	Amended and Restated Employment Agreement, dated as of December 5, 2018, by and between Interpace Diagnostics Group, Inc. and Jack E. Stover

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Interpace Diagnostics Group, Inc.

/s/ Jack E. Stover
Jack E. Stover
President and Chief Executive Officer

Date: December 11, 2018

EXHIBIT INDEX

Exhibit Number	Description
10.1	Amended and Restated Employment Agreement, dated as of December 5, 2018, by and between Interpace Diagnostics Group, Inc. and Jack E. Stover